Exhibit 4.2

AMENDMENT NO. 2 TO UNSECURED CONVERTIBLE NOTE

OF COOL HOLDINGS, INC.

THIS AMENDMENT NO. 2 TO UNSECURED CONVERTIBLE NOTE (the “Amendment”), dated October ___, 2019 (the “Effective Date”), is among Cool Holdings, Inc., a Maryland corporation with its principal offices located at 2001 NW 84th Avenue, Miami, Florida 33122 (the “Company”), and [     ] (the “Holder”).

RECITALS

WHEREAS, the Company and Holder are parties to that certain 12.0% Unsecured Convertible Note dated October 24, 2018 (the “Issuance Date”) for the principal sum of $[    ] (the “Convertible Note”);

AND WHEREAS, on or about October [  ], 2019, the parties hereto entered into a first amendment (the “Original Agreement”) to the Convertible Note pursuant to which the Company, amongst other things, would retire the indebtedness under the Convertible Note through issuance of shares of its common stock;

AND WHEREAS, the parties hereto intend to terminate the Original Agreement and have this Amendment supersede all other agreements or amendments, including the Original Agreement, between the parties;

AND WHEREAS, each of the Company and Holder desire to amend the Convertible Note as set forth herein;

AGREEMENT

NOW, THEREFORE, the Convertible Note is hereby amended as follows:

1.Definitions. All terms used and not otherwise defined herein shall retain the meanings given to those terms in the Convertible Note.

2.Amendment. The definition of Maturity Date is amended as follows: (i) December 31, 2019.

3.Acknowledgment.The parties agree that on execution of this Amendment, a previous amendment between the parties dated October [   ], 2019, to convert the entire principal sum, and interest accrued thereon, owing under the Convertible Note shall be cancelled, withdrawn and rescinded, thereby being nullified and of no force or effect.

4.Representations and Warranties.  The Holder acknowledges it was issued the Convertible Note on the Issuance Date, and has neither transferred nor assigned any portion of the principal sum, or interest accrued thereon, under the Convertible Note.  The Holder represents and warrants that as of the Effective Date it has the right to enter into this Amendment without the consent of any third party, and that it has sought its own legal and tax advice with respect to the Convertible Note and this Amendment.

5.No Other Modification. Except as expressly set forth herein, the terms of the Convertible Note and all documents executed in connection therewith shall not be modified or altered in any way, and shall continue in full force and effect.

6.Signatures and Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by the exchange of .pdf copies or other electronic copies of signatures are fully effective for all purposes.

(Signature Page(s) to Follow)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

COOL HOLDINGS, INC.

By: ___________________________________

Name:

Title:

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By: ___________________________________

Name:

Title: